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                                                                    EXHIBIT 99.3

FOR IMMEDIATE RELEASE                                Contact:  Clint Fegan, CFO
                                                               Robert Sutton, VP
                                                               (717) 796-6100

                 BALANCED CARE ANNOUNCES COMPLETION OF THE SALE
                 OF SKILLED NURSING OPERATIONS FOR $60.2 MILLION

Mechanicsburg, PA, January 13, 1999----Balanced Care Corporation (AMEX:BAL), an operator of assisted living communities and related services, reported today that it has completed the sale of its Missouri operations to Christian Health Care Services of Missouri, Inc., and its affiliates. The operations consist of ten skilled nursing facilities with 1,135 beds and nine assisted and independent living facilities with 245 beds. The transaction is valued at approximately $60.2 million, consisting of $9.2 million in cash and notes, and approximately $51.0 million of assumed lease obligations.

Brad Hollinger, Chairman and Chief Executive Officer of Balanced Care stated:
"This sale of substantially all of Balanced Care's skilled nursing beds significantly reduces the Company's exposure to Medicare and Medicaid reimbursement. We are now strategically positioned as an assisted living company focused on growing our private pay assisted living business and related operations. The transaction will result in a gain and a favorable impact on the Company's balance sheet, operating cash flow and net income, including an annual reduction of approximately $2.0 million in corporate general and administrative expense."

Mr. Hollinger commented further: "In the last three months, we have completed three transactions fundamental to the success of the Company:

         Infusion of $21 million in new equity capital by IPC Advisors S.A.R.L., a Reichmann affiliate;

         Purchase of 12 of its Outlook Pointe assisted living facilities from Meditrust;

         Sale of Missouri skilled nursing operations.

These transactions enable the Company to channel all resources into leasing-up its young portfolio of assisted living facilities and building the Outlook Pointe brand through superior resident care and profitable operations."

With the sale completed, Balanced Care now owns, leases or manages 62 facilities with resident capacity of 4,118. The Company has an additional six Outlook
Pointe assisted living facilities under construction with resident capacity of 609.
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These facilities are expected to open over the next two quarters, bringing total resident capacity to 4,727. With the acquisition of 12 of the Company's Outlook Pointe facilities from Meditrust on December 30, 1999 and upon exercise of its option and closing on the purchase of an additional 12 Outlook Pointe facilities from Meditrust on or before November 30, 2000, Balanced Care will own 29 of its 68 communities.

Balanced Care Corporation provides senior care services in its assisted living facilities that include an array of health care and hospitality services, including preventive care and wellness, Alzheimer's/dementia care and extended care services.

Except for the historical information contained in the press release, the matters discussed herein contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These include risks associated with, among other things, substantial debt and operating lease payment obligations, managing rapid expansion, the need for additional financing, the possibility of rising interest rates, securing necessary licensing and permits, construction delays, cost increases on new construction and increased competition. These and other risks are set forth in the Company's Annual Report on Form 10-K (as amended) for the fiscal year ended June 30, 1999 and other reports filed with the Securities and Exchange Commission.